Exhibit 99.1


Release:  January 22, 1992
Contact:  Gene A. Meredith


                Mid-American Waste Systems, Inc. Agrees To
                 Sell Substantially All Of Its Assets To
                    USA Waste Services, Inc. And Files
                           Chapter 11 Petitions

               CANAL WINCHESTER, OHIO, Wednesday, January 22, 1997:
Mid-American Waste Systems, Inc. (NYSE: "MAW") and its subsidiaries announced today that they had executed a definitive agreement to sell substantially all of their assets (excluding cash and net working capital) to USA Waste Services, Inc. ("USA Waste") for consideration consisting of $180 million in cash and USA Waste common stock (including the assumption of approximately $49 million of outstanding senior indebtedness) and the assumption by USA Waste of certain agreed liabilities. Following execution of the agreement MAW and its subsidiaries filed petitions for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. The transaction, which has been approved by the Boards of Directors of the companies, is subject to bankruptcy court approval, a hearing for which has been scheduled for March 7, 1997. The sale is subject to other customary conditions, including the receipt of required regulatory approvals and the absence of a material adverse change in the business of MAW.

               MAW currently contemplates that the proceeds of the sale together with retained assets at closing would in the aggregate constitute approximately $227 million compared to approximately $323 million of outstanding long term indebtedness (including approximately $175 million of subordinated indebtedness) as of December 31, 1996 together with an as yet undetermined amount of other liabilities. As previously disclosed, the sale will likely result in minimal, if any, value to the existing shareholders of the Company.

               MAW emphasized that there will be no interruption of waste collection and related services to its customers during its Chapter 11 case. Following consummation of the transaction, USA Waste will continue to provide waste collection and related services to MAWS' customers without interruption.

               MAW operates an integrated solid waste management business that provides non-hazardous solid waste collection, transfer, recycling and disposal services to approximately 328,000 residential, commercial, and industrial customers in selected metropolitan markets in eight states.